PRESS RELEASE

Email:  INFO@CONTINENTALENERGY.COM

Web:  WWW.CONTINENTALENERGY.COM

Symbol:  OTC-BB:  CPPXF

Farm Out Agreement Notice

Langley, BC, Canada:  NOVEMBER 12, 2003 – CONTINENTAL ENERGY CORPORATION ("Continental", OTC-BB: CPPXF) announced that written notice has been given to China Wisdom International (HK) Ltd. ("China Wisdom") that China Wisdom is in default of its obligations under a March 3, 2003 farm out agreement (see press release dated March 6, 2003) and must commence drilling the first of 5 obligation wells on the Bengara-II Block before November 30, 2003 or risk termination thereafter of the farm out agreement in accordance with its provisions.

Continental  and its partner in the Bengara-II Block, GeoPetro Resources Company of San Francisco, are reopening discussions with other parties who have expressed interest in farming into the Bengara-II Block in the event of China Wisdom’s failure to perform and earn any interest in the block.

Continental Energy Corporation is a small exploration company with world class properties focusing its efforts on discovering major reserves in Indonesia. Continental owns interests in three oil and gas concessions covering 3 million acres in Indonesia, the Bengara-II Block and the Bangkudulis Block and the Yapen Block.

On behalf of the Company,

"Original Signed by Gary R. Schell"

___________________

Gary R. Schell, Director

No securities regulatory authority has either approved or disapproved the contents of this news release. Certain matters discussed within this press release are forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Continental's periodic filings with the US Securities Exchange Commission. For more info please contact Craig Doctor,  Investor Relations, 604-278-4656 or   Gary Schell, Director,  at the Company’s Headquarters, 21795 64th Avenue, Langley, BC, V2Y-2N, BC, 604-532-6066.

No securities regulatory authority has either approved or disapproved the contents of this news release.

Certain matters discussed within this press release are forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Continental's periodic filings with the US Securities Exchange Commission.

For more info please contact Craig Doctor,  Investor Relations, 604-278-4656 or Advisors, Alex Tassos & Associates 760-737-7000

Or Gary Schell, Director, at the Company’s Headquarters, 21795 64th Avenue, Langley, BC, V2Y-2N, BC, 604-532-6066.